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(OMNI ENERGY LOGO)                 NEWS RELEASE                     Nasdaq: OMNI
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                  4500 NE Evangeline Thwy o Carencro, LA 70520
                    o Phone o 337-896-6664 o Fax 337-896-6655


FOR IMMEDIATE RELEASE                                                  NO. 04-17

FOR MORE INFORMATION CONTACT: G. Darcy Klug, Chief Financial Officer
PHONE: (337) 896-6664


                          OMNI TO ACQUIRE TRUSSCO, INC.
           Acquisition Provides Revenue Expansion and Diversification

         CARENCRO, LA - MAY 27, 2004 - OMNI ENERGY SERVICES CORP. (NASDAQ NM:
OMNI), announced today it has entered into an agreement to acquire Trussco, Inc. for approximately $12.6 million in cash, promissory notes, assumption of certain long-term debt and other purchase price adjustments. Headquartered in Lafayette, Louisiana, Trussco is a leading provider of dock-side and offshore tank, vessel, boat and barge cleaning principally to major and independent oil and gas companies operating in the Gulf of Mexico. Trussco operates from base locations in Louisiana and Texas. Final closing is expected on or before June 30, 2004, after satisfactory completion of due diligence. The proposed acquisition is subject to approval by OMNI's Board of Directors, receipt of necessary governmental agency consents and third party approvals including OMNI's Senior Lender and Trussco's stockholders.

         "The acquisition of Trussco significantly expands and continues OMNI's planned diversification of its revenue base," stated James C. Eckert, OMNI's Chief Executive Officer. "Trussco's customer list includes a broad range of oil and gas companies operating in the Gulf of Mexico. Its customers generally use helicopters to transport Trussco's cleaning personnel to the various offshore locations. This dramatically increases the cross-selling opportunities for our aviation division," continued Eckert. "We expect the acquisition of Trussco to immediately be accretive to our earnings," added Eckert. "As we continue building the strength of OMNI, strategic opportunities such as Trussco add the diversification we need to reduce our dependence on any one sector of our business model. This acquisition is part of our continued directive to build the Company's worth by increasing top and bottom line performance while focusing on cost reduction synergies," concluded Eckert.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business units: Seismic Drilling, Helicopter Support, Permitting and Seismic Survey. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of the acquisition discussed herein and other risks detailed in the Company's filings with the Securities and Exchange Commission.